Exhibit 99.3

ENLINK MIDSTREAM, LLC

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Introduction

EnLink Midstream, LLC (“EnLink Midstream”) is a Delaware limited liability company formed in October 2013.  Effective as of March 7, 2014, EnLink Midstream, Inc. (known as Crosstex Energy, Inc. prior to the mergers (as defined below)) (“EMI”) merged with and into a wholly-owned subsidiary of EnLink Midstream, and Acacia Natural Gas Corp I, Inc. (“New Acacia”), formerly a wholly-owned subsidiary of Devon Energy Corporation (“Devon”), merged with and into another wholly-owned subsidiary of EnLink Midstream (collectively, the “mergers”).  Upon consummation of the mergers, EMI and New Acacia became wholly-owned subsidiaries of EnLink Midstream and EnLink Midstream became publicly held.  As of March 24, 2014, EnLink Midstream, through its ownership of EMI, owned approximately 7% of the outstanding limited partner interests in EnLink Midstream Partners, LP (formerly known as Crosstex Energy, L.P.) (the “Partnership”) and owned 100% of EnLink Midstream GP, LLC (formerly known as Crosstex Energy GP, LLC), the general partner of the Partnership (the “General Partner”).  EnLink Midstream, through its ownership of New Acacia, directly owns a 50% limited partner interest in EnLink Midstream Holdings, LP (“Midstream Holdings”).  Midstream Holdings owns midstream assets previously held by Devon in the Barnett Shale in North Texas, the Cana and Arkoma Woodford Shales in Oklahoma and contractual rights to the burdens and benefits associated with Devon’s 38.75% interest in Gulf Coast Fractionators, which owns a fractionation facility in Mt. Belvieu, Texas.

Also effective as of March 7, 2014, a wholly-owned subsidiary of the Partnership acquired the remaining 50% limited partner interest in Midstream Holdings and all of the outstanding equity interests in EnLink Midstream Holdings GP, LLC, the general partner of Midstream Holdings (together with the mergers, the “business combination”).

Unless the context requires otherwise, for purposes of this pro forma presentation, all references to “we,” “our,” or “us” refer to EnLink Midstream and its directly owned and indirectly owned subsidiaries following the business combination, including EMI, the Partnership and Midstream Holdings.

The unaudited pro forma consolidated financial statements of EnLink Midstream are based on the historical audited financial statements of Midstream Holdings’ Predecessor (the “Predecessor”), which comprises all of Devon’s U.S. midstream assets and operations, including minor assets that were not included in the business combination.  Under the acquisition method of accounting, Midstream Holdings is the acquirer in the transactions because its parent company, Devon, obtained control of EnLink Midstream after the business combination. Consequently, Midstream Holdings’ assets and liabilities retained their carrying values. Additionally, EMI’s assets acquired and liabilities assumed by EnLink Midstream, as well as EnLink Midstream’s non-controlling interests in the Partnership, are recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of EMI’s net assets acquired are recorded as goodwill.

The unaudited pro forma consolidated balance sheet as of December 31, 2013 assumes the business combination and related transactions occurred on December 31, 2013. The unaudited pro forma consolidated statements of operations for the year ended December 31, 2013 assumes the business combination and related transactions occurred on January 1, 2013. The unaudited pro forma consolidated financial statements do not present EnLink Midstream’s actual results of operations had the business combination and related transactions been completed at the dates indicated. In addition, they do not project EnLink Midstream’s results of operations for any future period. The unaudited pro forma consolidated financial statements reflect the following significant assumptions and transactions:

•                  Devon’s contributing midstream assets located in the Barnett, Cana-Woodford and Arkoma-Woodford Shales, as well as a contractual right to the burdens and benefits associated with a 38.75% economic interest in Gulf Coast Fractionators, to Midstream Holdings;

•                  Devon’s contributing 50% of its limited partner interest in Midstream Holdings to New Acacia and $100 million in cash to EnLink Midstream, New Acacia merging with a subsidiary of EnLink Midstream, and Devon receiving 115,495,669 Class B Common Units (the “Class B Units”) in EnLink Midstream, representing an approximate 70% interest in EnLink Midstream;

•                  Devon’s contributing 50% of its limited partner interest in Midstream Holdings and all of its interest in the general partner of Midstream Holdings to a wholly-owned subsidiary of the Partnership in exchange for 120,542,441 Class B Common Units in the Partnership, representing an approximate 53% limited partner interest in the Partnership;

•                  Midstream Holdings becoming a party to certain 10-year, fixed-fee agreements with Devon pursuant to which Midstream Holdings provides gathering, processing and transportation services to Devon and Devon dedicated to Midstream Holdings specified natural gas production in the Barnett, Cana-Woodford and Arkoma-Woodford Shales;

•                  EnLink Midstream issuing approximately 48.7 million Common Units in EnLink Midstream and distributing an aggregate of $100 million in cash (approximately $2.06 per share) to former EMI stockholders in the mergers in exchange for all of EMI’s outstanding shares; and

•                  the recording of the EMI assets acquired and liabilities assumed by EnLink Midstream, as well as the non-controlling interest in the Partnership, at their fair values with the excess purchase price over the estimated fair value of EMI’s net assets acquired recorded as goodwill.

The unaudited pro forma consolidated financial statements and accompanying notes have been prepared in conformity with accounting principles generally accepted in the United States of America. These accounting principles are consistent with those used in, and should be read together with, the Predecessor’s historical audited combined financial statements and related notes, which are included in EnLink Midstream’s Annual Report on Form 10-K for the year ended December 31, 2013.

The adjustments reflected in the unaudited pro forma consolidated financial statements are based on currently available information and certain estimates and assumptions. Therefore, actual results may differ from the pro forma adjustments. However, management believes that the estimates and assumptions used herein provide a reasonable basis for presenting the significant effects of the business combination and the related transactions. Management also believes the pro forma adjustments give appropriate effect to the estimates and assumptions and are applied in conformity with accounting principles generally accepted in the United States of America.

ENLINK MIDSTREAM, LLC

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

	December 31, 2013
	Predecessor Historical	Adjustments for Non- Contributed Assets(a)	Predecessor Historical, As Adjusted	EnLink Midstream, Inc. Historical	Pro Forma Adjustments (b)		Pro Forma, As Adjusted
	(in millions)
Assets
Current assets:
Cash	$—	$—	$—	$1.8	$100.0	(c)	$1.8
					(100.0	)(c)
Accounts receivable	0.4	—	0.4	293.7	—		294.1
Accounts receivable-affiliates	—	—	—	—	34.2	(d)	34.2
Inventories, prepaid expenses and other	6.2	(0.4)	5.8	18.2	—		24.0
Total current assets	6.6	(0.4)	6.2	313.7	34.2		354.1
Property and equipment:
Gross property and equipment	3,200.3	(262.4)	2,937.9	2,541.7	(376.5)		5,103.1
Accumulated depreciation	(1,359.9)	190.1	(1,169.8)	(603.9)	603.9		(1,169.8)
Total property and equipment, net	1,840.4	(72.3)	1,768.1	1,937.8	227.4	(c)	3,933.3
Intangible assets:
Gross intangible	—	—	—	544.1	(108.0)		436.1
Accumulated amortization	—	—	—	(227.9)	227.9		—
Total intangible assets, net	—	—	—	316.2	119.9	(c)	436.1
Goodwill	401.7	—	401.7	153.8	3,323.8	(e)	3,879.3
Equity investment	61.1	—	61.1	103.7	118.2	(c)	283.0
Other long-term assets	—	—	—	23.6	(22.8	)(c)	0.8
Total assets	$2,309.8	$(72.7)	$2,237.1	$2,848.8	$3,800.7		$8,886.6
Liabilities and Owners’ Equity
Current liabilities:
Accrued expenses and other	$44.7	$(4.3)	$40.4	$337.6	$22.6	(c)	$400.6
Total current liabilities	44.7	(4.3)	40.4	337.6	22.6		400.6
Long term debt	—	—	—	1,200.5	79.3	(c)	1,279.8
Asset retirement obligations	14.9	(7.2)	7.7	—	—		7.7
Deferred income taxes	466.2	(25.3)	440.9	129.4	(114.3	)(f)	456.0
Other	0.3	(0.3)	—	27.8	78.3	(c)	106.1
Total liabilities	526.1	(37.1)	489.0	1,695.3	65.9		2,250.2
Owners’ equity:
Predecessor	1,783.7	(35.6)	1,748.1	—	(1,748.1	)(g)	—
EnLink Midstream, Inc	—	—	—	137.0	(137.0)		—
Enlink Midstream (unlimited authorized with 164,187,754 units issued and outstanding)	—	—	—	—	2,791.9	(g)	2,791.9
Total owners equity attributable Predecessor/ Enlink Midstream	1,783.7	(35.6)	1,748.1	137.0	906.8		2,791.9
Non-controlling interests	—	—	—	1,016.5	2,828.0	(g)	3,844.5
Total owners’ equity	1,783.7	(35.6)	1,748.1	1,153.5	3,734.8		6,636.4
Total liabilities and owners’ equity	$2,309.8	$(72.7)	$2,237.1	$2,848.8	$3,800.7		$8,886.6

 See accompanying notes to the pro forma consolidated financial statements.

ENLINK MIDSTREAM, LLC

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31, 2013
	Predecessor Historical	Adjustments for Non- Contributed Assets(a)	Predecessor Historical, As Adjusted	EnLink Midstream, Inc. Historical	Pro Forma Adjustments		Pro Forma, As Adjusted
	(in millions, except per unit data)
Operating revenues:
Operating revenues—affiliates	$2,180.9	$(64.4)	$2,116.5	$—	$(1,482.0	)(h)	$634.5
Operating revenues	209.8	(30.4)	179.4	1,944.3	(211.1	)(h)	1,912.6
Total operating revenues	2,390.7	(94.8)	2,295.9	1,944.3	(1,693.1)		2,547.1
Operating expenses:
Product purchases—affiliates	1,603.4	(15.2)	1,588.2	—	(1,588.2	)(h)	—
Product purchases	170.3	(22.2)	148.1	1,547.0	(166.8	)(h)(i)	1,528.3
Operations and maintenance	125.4	(21.9)	103.5	150.8	—		254.3
Operations and maintenance—affiliates	45.3	(9.1)	36.2	—	—		36.2
Depreciation and amortization	199.0	(12.0)	187.0	140.3	(26.2	)(j)	301.1
General and administrative	47.0	(1.9)	45.1	80.0	—		125.1
Non-income taxes	18.0	(2.0)	16.0	—	—		16.0
Asset impairments	18.2	(18.2)	—	72.6	—		72.6
Other, net	0.5	—	0.5	(0.4)	—		0.1
Total operating expenses	2,227.1	(102.5)	2,124.6	1,990.3	(1,781.2)		2,333.7
Operating income	163.6	7.7	171.3	(46.0)	88.1		213.4
Interest expense	—	—	—	(76.9)	14.8	(k)	(62.1)
Income from equity investment	14.8	—	14.8	0.1	—		14.9
Income before income taxes	178.4	7.7	186.1	(122.8)	102.9		166.2
Income tax expense (benefit)	64.2	2.8	67.0	(10.2)	(8.9	)(l)	47.9
Net income (loss) from continuing operations	114.2	4.9	119.1	(112.6)	111.8		118.3
Non-controlling interests	—	—	—	(83.0)	130.2	(m)	47.2
Net income (loss) attributable to EnLink Midstream, LLC	$114.2	$4.9	$119.1	$(29.6)	$(18.4)		$71.1

Net income (loss) per unit:
Basic							$0.44
Diluted							$0.44
Weighted average units outstanding:
Basic							163.1	(n)
Diluted							163.1	(n)

See accompanying notes to the pro forma consolidated financial statements.

ENLINK MIDSTREAM, LLC

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1. Basis of Presentation

The unaudited pro forma consolidated financial statements give effect to the business combination and related transactions under the acquisition method of accounting. Under the acquisition method of accounting, Midstream Holdings is the acquirer in the transactions because its parent company, Devon, obtained control of EnLink Midstream after the business combination. Consequently, Midstream Holdings’ assets and liabilities retained their carrying values. Additionally, EMI’s assets acquired and liabilities assumed by EnLink Midstream, as well as EnLink Midstream’s noncontrolling interests in the Partnership, are recorded at their fair values measured as of the acquisition date. The excess of the purchase price over the estimated fair values of EMI’s net assets acquired are recorded as goodwill. The pro forma adjustments have been prepared as if the business combination and related transactions had taken place on December 31, 2013 in the case of the pro forma balance sheet and on January 1, 2013 in the case of the pro forma statements of operations. These adjustments and assumptions are described in Note 3 to these unaudited pro forma consolidated financial statements.

The unaudited pro forma consolidated financial statements should be read in conjunction with (i) the Predecessor’s historical consolidated financial statements and related notes, as well as Management’s Discussion and Analysis of Financial Condition and Results of Operations contained in EnLink Midstream’s Annual Report on Form 10-K for the year ended December 31, 2013, and (ii) EMI’s Annual Report on Form 10-K for the year ended December 31, 2013.

2. Summary of Significant Accounting Policies

The accounting policies used in preparing the unaudited pro forma consolidated financial statements are those used by the Predecessor as set forth in its audited historical combined financial statements contained in EnLink Midstream’s Annual Report on Form 10-K for the year ended December 31, 2013.

3. Pro Forma Adjustments and Assumptions

The accompanying unaudited pro forma financial statements give pro forma effect to the following:

(a)         The creation of Midstream Holdings and the removal of all amounts related to Devon’s midstream assets not contributed to Midstream Holdings. In conjunction with the business combination, only the Predecessor’s natural gas gathering and processing systems serving the Barnett, Cana-Woodford and Arkoma-Woodford Shales in Texas and Oklahoma and contractual rights to the benefits and burdens associated with its 38.75% economic interest in Gulf Coast Fractionators were contributed to Midstream Holdings. The impact of the transfer of assets from a taxable to a nontaxable entity is addressed in (f) below.

(b)         Adjustments to reflect the business combination under the acquisition method of accounting. Under the acquisition method of accounting, tangible and identifiable intangible assets acquired, liabilities assumed and non-controlling interests are recorded at their estimated fair values. The excess of the purchase price over the preliminary estimated fair values of net assets acquired is recorded as goodwill. The estimated fair values and asset useful lives are based on preliminary estimates provided by the third party valuation advisors and are subject to adjustment after the closing of the business combination based upon final analysis and review by our third party valuation advisors.

The following table summarizes the preliminary estimate of the purchase price and its allocation to the assets acquired and liabilities assumed (in millions, except exchange ratio, share price and unit price).

EMI outstanding common shares:
Held by public shareholders	47.7
Restricted shares	1.5
Restricted shares not subject to exchange	(0.5)
Total subject to conversion	48.7
Exchange ratio	1.0	x
Converted shares	48.7
EMI common share price(1)	$37.60
EMI common shares exchange value	$1,830.8
EMI outstanding stock options value	0.5
EMI consideration	$1,831.3
Midstream Holdings carryover basis:
Total carryover basis	$1,748.1
Adjustment for change in Predecessor tax status	201.2
Adjustment for working capital	34.2
Adjusted carryover basis	1,983.5
Less: Amount attributable to non-controlling interests(2)	(1,022.9)
Midstream Holdings consideration to controlling interests	960.6
Total consideration before non-controlling interests	$2,791.9
Partnership outstanding units:
Common units held by public unitholders	74.9
Preferred units held by third party	16.6
Restricted units	1.2
Restricted units not subject to vesting	(0.4)
Total	92.3
Partnership common unit price(2)	$30.50
Partnership common units value	$2,817.3
Partnership outstanding unit options value	4.3
Midstream Holdings carryover basis attributable to non-controlling interests	1,022.9
Total fair value of non-controlling interests(2)	3,844.5
Total consideration and fair value of non-controlling interests	$6,636.4

(1)         For purposes of estimating and determining the final purchase price, the aggregate $100 million cash distributed to EMI’s public shareholders in the mergers is assumed to be included in the market price of the shares of EMI common stock. The final purchase price is based on the fair value of the shares of EMI common stock subject to exchange as of the closing date. The fair value of the shares of EMI common stock is based on the closing price as of March 7, 2014.

(2)         Non-controlling interests in the Partnership consist of the carryover basis of Devon’s approximate 53% limited partner interest in the Partnership after the business combination and the fair value of the Partnership’s approximately 92.3 million outstanding common units held by public unitholders after the business combination, representing an approximate 39% limited partner interest in the Partnership. The final purchase price is based on Devon’s carryover basis and the fair value of the Partnership’s common units as of the closing date. The fair value of the Partnership’s common units is based on the closing price as of March 7, 2014.

The allocation of the purchase price is as follows (in millions):

Midstream Holdings carryover basis	$1,983.5
Crosstex fair values:
Current assets	313.7
Property, plant and equipment, net	2,165.2
Intangible assets	436.1
Equity investment	221.9
Goodwill	3,477.7
Other long term assets	0.8
Other current liabilities	(360.2)
Long-term debt	(1,279.8)
Deferred income taxes	(216.3)
Other long-term liabilities	(106.2)
Total consideration and fair value of noncontrolling interests	$6,636.4

EMI’s fair values are based on preliminary management estimates.  Management of EMI considered forecasted discounted future cash flows for the EMI assets together with replacement costs to estimate the fair value of property, plant and equipment and the related customer relationship values included in intangible assets. The fair value of long-term debt was based on third-party market quotations for the Partnership’s senior unsecured notes. The increase in accrued expenses and other long-term liabilities primarily relates to the recognition of a $100.9 million liability associated with an onerous performance obligation under a gas delivery contract. The Partnership has one gas delivery contract which requires it to deliver a specified volume of gas each month at an index base price. EMI realizes a loss on the delivery of gas under this contract each month based on current prices. The fair value of this onerous performance obligation was based on forecasted discounted cash obligations in excess of market under this gas delivery contract.

(c)          Adjustments necessary to reflect EMI’s assets and liabilities at their estimated fair values. The adjustment to cash is the result of offsetting $100 million for the cash contributed by Devon, which was then distributed to the former EMI common stockholders in the mergers.

(d)         Adjustment to reflect obligation by Devon to EnLink Midstream to eliminate the working capital deficit at consummation of the business combination.

(e)          An adjustment to reverse EMI’s $153.8 million of historical goodwill and an adjustment to reflect the $3,477.7 million of goodwill resulting from the business combination.

(f)           The elimination of corporate federal deferred income tax liabilities of $201.2 million associated with the Predecessor, partially offset by a $86.9 million increase to deferred tax liabilities for the tax effects of the purchase accounting adjustments. In conjunction with the business combination, Midstream Holdings was created as a partnership, and its operating subsidiaries are nontaxable entities, except for certain state taxes. Accordingly, the 50% interest in Midstream Holdings, including its subsidiaries, owned by the Partnership is not subject to corporate federal income taxes. The change in tax status of the Predecessor is recognized as an income tax benefit in the period of the change.

(g)          The elimination of EMI’s historical equity balances and the recognition of the business combination consideration and the noncontrollings interests. Included below is a reconciliation between the historical and pro forma equity (in millions).

	Predecessor Historical, As Adjusted	EnLink Midstream, Inc. Historical	Enlink Midstream	Non-controlling Interest	Total Members’ Equity
Historical Equity	$1,748.1	$137.0	$—	$1,016.5	$2,901.6
Pro forma adjustments:					—
Eliminate EMI Historical	—	(137.0)	—	(1,016.5)	(1,153.5)
Contribution of Midstream Holdings and cash	(1,748.1)	—	1,042.2	805.9	100.0
Change in tax status	—	—	—	201.2	201.2
Contribution of working capital by Devon	—	—	18.4	15.8	34.2
Issue EnLink Midstream units	—	—	1,830.8	—	1,830.8
Distribute cash to EMI stockholders	—	—	(100.0)	—	(100.0)
Convert EMI stock options	—	—	0.5	—	0.5
Non-controlling interests in the Partnership	—	—	—	2,821.6	2,821.6
Total pro forma adjustments	(1,748.1)	(137.0)	2,791.9	2,828.0	3,734.8
Pro forma equity	$—	$—	$2,791.9	$3,844.5	$6,636.4

(h)         Two duly authorized contract changes that pertain to the assets owned by Midstream Holdings took effect upon completion of the business combination. The first contract change converts the natural gas processing percent-of-proceeds contracts to fixed-fee contracts. This contract change increases operating revenues as presented in the table below. The second contract change results in ceasing to take title to the natural gas gathered and processed and the NGLs fractionated. This contract change decreases both operating revenues and product purchases as presented in the following table.  Please see “Item 13-Certain Relationships and Related party Transactions and Director Independence-Commercial Agreements-Gathering and Processing Agreements.”

Additionally, the Partnership received revenues from Midstream Holdings during the periods presented. These revenues are reclassified from operating revenues to operating revenues-affiliates as presented in the following table.

Year Ended December 31, 2013
(in millions)
Operating revenues—affiliates:
Conversion to fixed-fee contracts	$34.0
Cease taking title to products	(1,588.2)
Reclassification of affiliate revenues	72.2
Operating revenues—affiliates pro forma adjustments	(1,482.0)
Operating revenues:
Conversion to fixed-fee contracts	9.2
Cease taking title to products	(148.1)
Reclassification of affiliate revenues	(72.2)
Operating revenues total pro forma adjustments	(211.1)
Total operating revenues total pro forma adjustments	$(1,693.1)
Cease taking title to products:
Product purchases—affiliates	$(1,588.2)
Product purchases	$(148.1)

(i)             The adjustment to product purchases attributable to the contract changes per adjustment (h) above and the reduction of the Partnership’s monthly product purchase costs in excess of market associated with an onerous performance obligation under a gas delivery contract. Included in the fair value adjustment (c) above for other current and long-term liabilities are amounts to recognize a $100.9 million total liability for this onerous performance obligation. The Partnership has one gas delivery contract which requires it to deliver a specified volume of gas each month at an indexed base price. The Partnership realizes a loss on the delivery of gas under this contract each month based on current prices. The fair value of this onerous performance obligation was based on forecasted discounted cash obligations in excess of market under this gas delivery contract. For pro forma purposes, the portion of the monthly product purchase costs in excess of market associated with this onerous performance obligation are now assumed to reduce the liability rather than be recognized as expense. The following summarizes the pro forma adjustments to product purchases.

Year Ended December 31, 2013
(in millions)
Contract changes in adjustment (h) above	$(148.1)
Performance obligation in adjustment (i)	(18.7)
Product purchases total pro forma adjustment	$(166.8)

(j)            Adjustments to depreciation and amortization resulting from the effects of the purchase accounting adjustments in (c) above and the effects of increasing the estimated useful lives used to calculate depreciation and amortization. The longer estimated useful lives correspond to the expected lives used to determine the fair values of property, plant and equipment and related identifiable intangible assets. The depreciable lives used for pro forma purposes are based on a preliminary third party valuation. Expected useful lives and amortization periods related to depreciation and amortization pro forma adjustments are as follows:

Useful Lives
Tangible Assets:
Transmission Assets	20 - 25 years
Gathering Systems	20 - 25 years
Gas Processing Plants	20 - 25 years
Other property and equipment	3 - 15 years
Intangible Assets:
Customer Relationships	10 - 20 years

The pro forma adjustments decreased historical depreciation and amortization expense by $26.2 million for the year ended December 31, 2013, primarily due to the $108.0 million decrease in gross intangible assets subject to amortization and the $376.5 million decrease in gross property costs subject to depreciation without a corresponding decrease in the estimated useful lives of the overall assets as a result of the purchase accounting adjustments per (c) above. Although the net impact of the purchase accounting adjustments was an increase of $119.9 million in net intangible assets and an increase of $227.4 million in net property, plant and equipment, depreciation and amortization expense for the pro forma periods did not increase because the purchase accounting adjustments allocated a significant portion of the fair value to assets acquired and/or developed during the past two years which have a longer economic life than the historical assets purchased prior to 2007.

(k)         Adjustments to historical interest expense were made to reduce pro forma interest expense, using the effective interest rate method, to correspond with the $79.3 million increase in long-term debt due to the fair value adjustment, which is based on third-party market quotations for the Partnership’s 8.875% senior unsecured notes (the “2018 Notes”) and its 7.125% senior unsecured notes (the “2022 Notes”) as of December 31, 2013, per (c) above. The effective pro forma interest rates for the Partnership’s 2018 Notes and 2022 Notes are 7.66% and 5.49%, respectively. An increase or decrease of 1/8 of 1% in pro forma interest rates would result in a corresponding increase or decrease to pro forma interest expense of approximately $1.4 million for the year ended December 31, 2013. For pro forma purposes, the interest costs in excess of the fair value of the long-term debt as of December 31, 2013 are assumed to reduce the long-term debt rather than be recognized as interest expense.

(l)             Reflects the elimination of corporate federal income tax expense attributable to the 50% interest in Midstream Holdings that is owned directly by the Partnership which was substantially offset by the increase in EMI’s tax provision attributable to the increase in income before taxes due to the pro forma adjustments. In conjunction with the business combination, Midstream Holdings was created as a partnership, and its operating subsidiaries are nontaxable entities, except for certain state taxes. Accordingly, the 50% interest in Midstream Holdings, including its subsidiaries, owned by the Partnership is not subject to corporate federal income taxes.

(m)     EnLink Midstream’s pro forma net income from continuing operations includes the consolidated operations of the Partnership, including Midstream Holdings. Pro forma income attributable to non-controlling interests represents the combined limited partner interests in the Partnership owned by Devon and public unitholders. Pro forma net income attributable to EnLink Midstream includes:

•                  the 50% limited partner interest in Midstream Holdings held indirectly by EnLink Midstream; and

•                  the portion of the Partnership’s net income associated with (1) the general partner interest in the Partnership indirectly owned by EnLink Midstream, (2) the Partnership Common Units indirectly owned by EnLink Midstream and (3) incentive distribution rights in the Partnership.

The pro forma adjustment to non-controlling interests reflects the following:

•                  the impacts of the pro forma adjustments to the statement of operations described above;

•                  the recognition of the 50% limited partner interest in Midstream Holdings held by the Partnership, which is an increase from no ownership in the historical periods; and

•                  the decrease in the direct ownership of the Partnership due to the increase in limited partner interests owned by non-controlling partners due to the transactions. The non-controlling partners’ share of income increased to approximately 92% on a pro forma basis for the year ended December 31, 2013 from approximately 82% of limited partner loss on a historical basis for the year ended December 31, 2013.

(n)         Basic earnings per unit was computed by dividing net income by the weighted average number of pro forma common units outstanding. Adjustments to reflect basic and diluted weighted average units outstanding.

Year Ended December 31, 2013
(in millions)
EMI historical weighted average common shares	47.6
Total EMI Shares	47.6
Pro Forma Adjustments:
Retirement of EMI Common Shares	(47.6)
One for one exchange of EMI common shares for Enlink Midstream Units	47.6
Issuance of EnLink Midstream Units	115.5
Total pro forma weighted average units outstanding	163.1